As filed with the Securities and Exchange Commission on April 3, 2009
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
Hythiam, Inc.
(Exact name of registrant as specified in its charter)

Delaware	8090	88-0464853
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Hythiam, Inc.
11150 Santa Monica Boulevard, Suite 1500
Los Angeles, California 90025
(310) 444-4300
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

John C. Kirkland, Esq.
Luce Forward Hamilton & Scripps LLP
601 S. Figueroa Street, 39th Floor
Los Angeles, California 90017
(213) 892-4907
Fax: (213) 452-0835
(Address, including zip code, and telephone number, including area code, of agent for service)
     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:   ☐
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.   ☑
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐
     If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐
     If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.    ☐
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of ‘‘accelerated filer,” “large accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer: ☐	Accelerated filer: ☑	Non-accelerated filer: ☐	Smaller reporting company: ☐
(Do not check if a smaller reporting company)
CALCULATION OF REGISTRATION FEE

Title of Each Class of	Amount	Proposed Maximum	Amount of
Securities to be Registered	to be Registered(1)	Aggregate Offering Price (2)	Registration Fee
Common Stock, $0.0001 par value
Preferred stock, $0.0001 par value
Debt securities
Warrants
Units
Total	$20,000,000	$20,000,000	$1,116

(1)	There are being registered hereunder such indeterminate number of shares of common stock, preferred stock, warrants to purchase common stock, principal amount of debt securities, and number of units as shall have an aggregate initial offering price not to exceed $20,000,000. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder. The securities registered also include such indeterminate number of shares of common stock as may be issued upon conversion of or exchange for debt securities that provide for conversion or exchange, upon exercise of warrants, or pursuant to the antidilution provisions of any such securities.

(2)	Our common stock is listed on The NASDAQ Capital Market under the symbol “HYTM.” On April 2, 2009, the last reported sale price of our common stock as reported on NASDAQ was $0.30 per share. Prospective purchasers of common stock are urged to obtain current information as to the market prices of our common stock. As of April 2, 2009, we had 55,074,047 shares of common stock outstanding, of which 39,891,047 shares were held by non-affiliates. Consequently, the aggregate market value of our outstanding common stock held by non-affiliates as of April 2, 2009 was $11,967,314. We have not sold any of our securities pursuant to General Instruction I.B.6 of Form S-3 during the twelve calendar month period ending on the date of this prospectus.

(3)	Calculated pursuant to Rule 457(o) of the rules and regulations under the Securities Act of 1933.
     The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registrant Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed without notice. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities, and it is not soliciting offers to buy these securities, in any jurisdiction where the offer or sale of these securities is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	APRIL 3, 2009
$20,000,000

Common Stock
Preferred Stock
Debt Securities
Warrants
Units
We may offer any combination of the securities described in this prospectus from time to time in the amounts, at prices and on terms to be determined at or prior to the time of the offering. We will provide you with specific terms of the applicable offered securities in one or more supplements to this prospectus.
You should read this prospectus and any prospectus supplement, as well as the documents incorporated or deemed to be incorporated by reference in this prospectus, carefully before you invest.
We will sell directly, through agents, dealers or underwriters as designated from time to time, or through a combination of these methods. If any agents, dealers or underwriters are involved in the sale of the securities, the relevant prospectus supplement will set forth any applicable commissions or discounts. Our net proceeds from the sale of securities will also be set forth in the relevant prospectus supplement.
Our common stock is traded on The NASDAQ Global Market under the symbol “HYTM.” On April 2, 2009, the last reported sale price of our common stock as reported on NASDAQ was $0.30 per share.
Investing in our common stock involves a high degree of risk. Before buying any securities, you should read the discussion of material risks of investing in our securities in “Risk factors” beginning on page 2 of this prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
This prospectus may not be used to consummate sales of securities unless accompanied by the applicable prospectus supplement.
The date of this prospectus is                     , 2009

Hythiam®, the Hythiam logo, PROMETA® and the PROMETA logo are trademarks of Hythiam, Inc. Catasys™ is a trademark of Catasys, Inc. This prospectus also contains trademarks of other companies.

Prospectus summary
This summary highlights selected information appearing elsewhere or incorporated by reference in this prospectus and may not contain all of the information that is important to you. This prospectus includes information about the securities we are offering as well as information regarding our business and detailed financial data. You should read this prospectus in its entirety, including the information incorporated by reference in this prospectus, before making an investment decision.
Our business
     We are a healthcare services management company, providing through our Catasys™ subsidiary behavioral health management services for substance abuse to health plans.  Catasys is focused on offering integrated substance dependence solutions, including our patented PROMETA® Treatment Program, for alcoholism and stimulant dependence. The PROMETA Treatment Program, which integrates behavioral, nutritional, and medical components, is also available on a private-pay basis through licensed treatment providers and company managed treatment centers that offer the PROMETA Treatment Program, as well as other treatments for substance dependencies. We also research, develop, license and commercialize innovative and proprietary physiological, nutritional, and behavioral treatment programs.
Our corporate information
We are incorporated in Delaware. Our principal executive offices are located at 11150 Santa Monica Boulevard, Suite 1500, Los Angeles, California 90025, and our telephone number is (310) 444-4300. We maintain an Internet website at http://www.hythiam.com. We have not incorporated by reference into this prospectus the information in, or that can be accessed through, our website, and you should not consider it to be a part of this prospectus.
About this prospectus
This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (SEC) utilizing a shelf registration process. Under this process, we may from time to time, in one or more offerings, sell such indeterminate shares of our common stock, preferred stock, debt securities, warrants to purchase common stock, or units consisting of any combination of the foregoing, resulting in gross proceeds up to $20,000,000. This prospectus provides you with a general description of the securities we may offer.
Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also include a discussion of any risk factors or other special considerations that apply to that offering. The prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and a prospectus supplement, you should rely on the information in that prospectus supplement. Before making an investment decision, you should read both this prospectus and any applicable prospectus supplement together with additional information described below under the heading “Where You Can Find Additional Information.” We may only use this prospectus to sell securities if it is accompanied by a prospectus supplement. We are only offering these securities in states where such offer is permitted.
We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any state where such an offer is prohibited. You should not assume that the information contained in this prospectus or any related prospectus supplement is accurate as of any date other than the date on the front cover of this prospectus or the related prospectus supplement, or that the information contained in any document incorporated by reference is accurate as of any date other than the date of the document incorporated by reference. We undertake no obligation to publicly update or revise such information, whether as a result of new information, future events or any other reason.

Risk factors
You should carefully consider and evaluate all of the information in this report, including the risk factors listed below. Risks and uncertainties in addition to those we describe below, that may not be presently known to us, or that we currently believe are immaterial, may also harm our business and operations. If any of these risks occur, our business, results of operations and financial condition could be harmed, the price of our common stock could decline, and future events and circumstances could differ significantly from those anticipated in the forward-looking statements contained in this report.
Risks related to our business
We have a limited operating history, expect to continue to incur substantial operating losses and may be unable to obtain additional financing, causing our independent auditors to express substantial doubt about our ability to continue as a going concern.
We have been unprofitable since our inception in 2003 and expect to continue to incur substantial additional operating losses and negative cash flow from operations for at least the next twelve months.  As of December 31, 2008, these conditions raised substantial doubt as to our ability to continue as a going concern. At December 31, 2008, cash, cash equivalents and current marketable securities amounted to $11.0 million, of which $1.1 million related to CompCare, of which we sold our entire interest in January 2009. At that date, we had a working capital deficit of approximately $11.5 million, of which $5.7 million is related to CompCare. During the year ended December 31, 2008, our cash and cash equivalents used in operating activities amounted to $29.4 million, of which $5.5 million related to CompCare. Although we have recently taken actions to decrease expenses, increase revenues and obtain additional financing, there can be no assurance that we will be successful in our efforts. We may not be successful in raising necessary funds on acceptable terms or at all, and we may not be able to offset this by sufficient reductions in expenses and increases in revenue. If this occurs, we may be unable to meet our cash obligations as they become due and we may be required to further delay or reduce operating expenses and curtail our operations, which would have a material adverse effect on us.
We may fail to successfully manage and maintain the growth of our business, which could adversely affect our results of operations, financial condition and business
Continued expansion could put significant strain on our management, operational and financial resources. The need to comply with the rules and regulations of the SEC and The NASDAQ Global Market will continue to place significant demands on our financial and accounting staff, financial, accounting and information systems, and our internal controls and procedures, any of which may not be adequate to support our anticipated growth. We may not be able to effectively hire, train, retain, motivate and manage required personnel. Our failure to manage growth effectively could limit our ability to satisfy our reporting obligations, or achieve our marketing, commercialization and financial goals.  Recent actions to reduce costs and streamline our operations, as well as planned future cost reductions, could place further demands on our personnel, which could hinder our ability to effectively execute on our business strategies.
We will need additional funding, and we cannot guarantee that we will find adequate sources of capital in the future.
We have incurred negative cash flows from operations since inception and have expended, and expect to continue to expend, substantial funds to grow our business. We currently estimate that our existing cash, cash equivalents and marketable securities will not be sufficient to fund our operating expenses and capital requirements for at least the next twelve months.  We will require additional funds before we achieve positive cash flows and we may never become cash flow positive.
If we raise additional funds by issuing equity securities, such financing will result in further dilution to our stockholders. Any equity securities issued also may provide for rights, preferences or privileges senior to those of holders of our common stock. If we raise additional funds by issuing additional debt securities, these debt securities would have rights, preferences and privileges senior to those of holders of our common stock, and the terms of the debt securities issued could impose significant restrictions on our operations. If we raise additional funds through collaborations and licensing arrangements, we might be required to relinquish significant rights to our technology or products, or to grant licenses on terms that are not favorable to us.
We do not know whether additional financing will be available on commercially acceptable terms, or at all, when needed. If adequate funds are not available or are not available on commercially acceptable terms, we may need to downsize or halt our operations and may be unable to continue developing our products.
Our investments in auction-rate securities are subject to risks which may cause losses and affect the liquidity of these investments.
As of December 31, 2008, our total investment in auction-rate securities (ARS) was $11.5 million. Since February 13, 2008, auctions for these securities have failed, meaning the parties desiring to sell securities could not be matched with an adequate number of buyers, resulting in our having to continue to hold these securities. Although the securities are Aaa/AAA rated and collateralized by portfolios of student loans guaranteed by the U.S. government, based on current market conditions it is likely that auctions will continue to be unsuccessful in the short-term, limiting the liquidity of these investments until the auction succeeds, the issuer calls the securities, or they mature. The remaining maturity periods range from nineteen to thirty-eight years. As a result, our ability to liquidate our investment and fully recover the carrying value of our investment in the near term may be limited or not exist.  In December 2008, we utilized a third-party valuation firm to assist us with determining the fair market value of our ARS which was estimated to be $10.1 million, representing an estimated decline in value of $1.4 million.
In making our determination whether losses are considered to be “other-than-temporary” declines in value, we consider the following factors at each quarter-end reporting period:
•	How long and by how much the fair value of the ARS securities have been below cost

•	The financial condition of the issuers

•	Any downgrades of the securities by rating agencies

•	Default on interest or other terms

•	Our intent & ability to hold the ARS long enough for them to recover their value

We determined that the loss in the fair value of our ARS investments was “other-than-temporary,” in connection with our year end assessment.  Accordingly, we recognized an other-than-temporary loss in non-operating expenses of approximately $1.4 million in December 2008.  These securities will be analyzed each reporting period for additional other-than-temporary impairment factors.  Due to the current uncertainty in the credit markets and the terms of a rights offering with UBS, that we accepted in November 2008, we have classified the fair value of our ARS as long-term assets as of December 31, 2008.
In May 2008, our investment portfolio manager, UBS AG (UBS), provided us with a demand margin loan facility, allowing us to borrow up to 50% of the market value of the ARS, as determined by UBS. The margin loan facility is collateralized by the ARS.  In October 2008, UBS made a “rights” offering to its clients, pursuant to which we are entitled to sell to UBS all auction-rate securities held by us in our UBS account. The rights permit us to require UBS to purchase our ARS for a price equal to original par value plus any accrued but unpaid interest beginning on June 30, 2010 and ending on July 2, 2012 if the securities are not earlier redeemed or sold. As part of the offering, UBS would provide us a line of credit equal to 75% of the market value of the ARS until they are purchased by UBS. The line of credit has certain restrictions described in the prospectus.  We accepted this offer on November 6, 2008.  As of December 31, 2008, the outstanding balance on our line of credit was $5.7 million.  The potential lack of liquidity on these investments may affect our ability to execute our current business plan, based on our expected operating cash flows and our other sources of cash, and may require us to sell them before we are able to sell them to UBS pursuant to the rights offering or before they recover in value.

Our treatment programs may not be as effective as we believe them to be, which could limit our revenues and adversely affect our business
Our belief in the efficacy of our Catasys solution and PROMETA Treatment Program is based on a limited number of studies and commercial pilots that have been conducted to date and our initial experience with a relatively small number of patients. Such results may not be statistically significant, have not been subjected to close scientific scrutiny, and may not be indicative of the long-term future performance and safety of treatment with our programs. Controlled scientific studies, including those that have been announced and planned for the future, may yield results that are unfavorable or demonstrate that treatment with our programs is not clinically effective or safe. If the initially indicated results cannot be successfully replicated or maintained over time, utilization of our programs could decline substantially.
Our Catasys Program or PROMETA Treatment Program may not become widely accepted, which could limit our growth
Further marketplace acceptance of our treatment programs may largely depend upon healthcare providers’ and third-party payors’ interpretation of our limited data, the results of pending studies, or upon reviews and reports that may be given by independent researchers. In the event such research does not establish our treatment programs to be safe and effective, it is unlikely we will be able to achieve widespread market acceptance.
Disappointing results for our PROMETA Treatment Program, or failure to attain our publicly disclosed milestones, could adversely affect market acceptance and have a material adverse effect on our stock price
There are a number of studies, evaluations and pilot programs currently in progress that are evaluating our PROMETA Treatment Program, and we expect results of many to become available throughout the remainder of 2009.  Disappointing results, later-than-expected press release announcements or termination of evaluations or pilot programs could have a material adverse effect on the commercial acceptance of the PROMETA Treatment Program, our stock price and on our results of operations.  In addition, announcements regarding results, or anticipation of results, may increase volatility in our stock price. On October 24, 2007, the Pierce County Council in the State of Washington voted to end funding for PROMETA. This announcement had an immediate negative effect on our stock price, and we are unable to assess the long-term impact on our business as a result of these and similar types of events.  In addition to numerous upcoming milestones, from time to time we provide financial guidance and other forecasts to the market.  While we believe that the assumptions underlying projections and forecasts we make publicly available are reasonable, projections and forecasts are inherently subject to numerous risks and uncertainties.  Any failure to achieve milestones, or to do so in a timely manner, or to achieve publicly announced guidance and forecasts, could have a material adverse effect on our results of operations and the price of our common stock.
Our industry is highly competitive, and we may not be able to compete successfully
The healthcare business, in general, and the substance dependence treatment business in particular, are highly competitive. We compete with many types of substance dependence treatment methods, treatment facilities and other service providers, many of whom are more established and better funded than we are. Many of these other treatment methods and facilities are well established in the same markets we target, have substantial sales volume, and are provided and marketed by companies with much greater financial resources, facilities, organization, reputation and experience than we have. The historical focus on the use of psychological or behavioral therapies, as opposed to medical or physiological treatments for substance dependence, may create further resistance to penetrating the substance dependence treatment market.

There are a number of companies developing or marketing medications for reducing craving in the treatment of alcoholism, including:
•	the addiction medication naltrexone, an opiate receptor antagonist, is marketed by a number of generic pharmaceutical companies as well as under the trade name ReVia®, for treatment of alcohol dependence;

•	VIVITROL®, an extended release formulation of naltrexone manufactured by Alkermes, is intended to be administered by a physician via monthly injections for the treatment of alcohol dependence in patients who are able to abstain from drinking in an outpatient setting and are not actively drinking prior to treatment initiation. Alkermes reported that in clinical trials, when used in combination with psychosocial support, VIVITROL was shown to reduce the number of drinking days and heavy drinking days and to prolong abstinence in patients who abstained from alcohol the week prior to starting treatment;

•	Campral® Delayed-Release Tablets (acamprosate calcium), an NMDA receptor antagonist taken two to three times per day on a chronic or long-term basis and marketed by Forest Laboratories. Clinical studies supported the effectiveness in the maintenance of abstinence for alcohol-dependent patients who had undergone inpatient detoxification and were already abstinent from alcohol;

•	Topiramate (Topamax), a drug manufactured by Ortho-McNeill Jannssen, which is approved for the treatment of seizures. A multi-site clinical trial reported in October 2007 found that tropiramate significantly reduced heavy drinking days in alcohol-dependent individuals.
Our competitors may develop and introduce new processes and products that are equal or superior to our programs in treating alcohol and substance dependencies. Accordingly, we may be adversely affected by any new processes and technology developed by our competitors.
There are approximately 13,000 facilities reporting to the Substance Abuse and Mental Health Services Administration that provide substance abuse treatment on an inpatient or outpatient basis. Well known examples of residential treatment programs include the Betty Ford Center®, Caron Foundation®, Hazelden® and Sierra Tucson®. In addition, individual physicians may provide substance dependence treatment in the course of their practices. While we believe our products and services are unique, we operate in highly competitive markets. We compete with other healthcare management service organizations and disease management companies, including MBHOs, HMOs, PPOs, third-party administrators and other specialty healthcare and managed care companies. Most of our competitors are significantly larger and have greater financial, marketing and other resources than us.  We believe that our ability to offer customers a comprehensive and integrated substance dependence solution, including the utilization of innovative medical and psychosocial treatments, and our unique technology platform will enable us to compete effectively.  However, there can be no assurance that we will not encounter more effective competition in the future, which would limit our ability to maintain or increase our business.
We depend on key personnel, the loss of which could impact the ability to manage our business
Our future success depends on the performance of our senior management, in particular our Chairman and Chief Executive Officer, Terren S. Peizer, President, Richard A. Anderson, Christopher S. Hassan, Chief Strategy Officer and Maurice S. Hebert, Chief Financial Officer. Messrs. Peizer, Anderson, Hassan and Hebert are each a party to employment agreements which, subject to termination for cause or good reason, have various remaining terms with renewable options. The loss of the services of any key member of management could have a material adverse effect on our ability to manage our business.
We may be subject to future litigation, which could result in substantial liabilities that may exceed our insurance coverage
All significant medical treatments and procedures, including treatment utilizing our programs, involve the risk of serious injury or death. Even under proper medical supervision, withdrawal from alcohol may cause severe physical reactions. While we have not been the subject of any such claims, our business entails an inherent risk of claims for personal injuries and substantial damage awards. We cannot control whether individual physicians will apply the appropriate standard of care, or conform to our treatment programs in determining how to treat their patients. While our agreements typically require physicians to indemnify us for their negligence, there can be no assurance they will be willing and financially able to do so if claims are made. In addition, our license agreements require us to indemnify physicians, hospitals or their affiliates for losses resulting from our negligence.
We currently have insurance coverage for up to $5 million per year, in the aggregate, for personal injury claims. We maintain directors’ and officers’ liability insurance coverage, subject to a self insured retention of between $0 to $250,000 per claim.  We may not be able to maintain adequate liability insurance at acceptable costs or on favorable terms. We expect that liability insurance will be more difficult to obtain and that premiums will increase over time and as the volume of patients treated with our programs increases. In the event of litigation, we may sustain significant damages or settlement expense (regardless of a claim’s merit), litigation expense and significant harm to our reputation.
If government and third-party payors fail to provide coverage and adequate payment rates for treatment using our treatment programs, our revenue and prospects for profitability will be harmed
Our future revenue growth will depend in part upon the availability of reimbursement for treatment or other forms of payment for using our programs from third-party payors such as government health programs including Medicare and Medicaid, managed care providers, private health insurers and other organizations. To date, we have received an insignificant amount of revenue from our Catasys substance dependence programs from governmental payors, managed care organizations and other third-party payors, and acceptance of our Catasys substance dependence programs is important to the future prospects of our business. In addition, third-party payors are increasingly attempting to contain healthcare costs, and may not cover or provide adequate payment for treatment using our programs. Adequate third-party reimbursement might not be available to enable us to realize an appropriate return on investment in research and product development, and the lack of such reimbursement could have a material adverse effect on our operations and could adversely affect our revenues and earnings.
We may not be able to achieve promised savings for our Catasys contracts, which could result in pricing levels insuffiicient to cover our costs or ensure profitability
We anticipate that many or all of our Catasys contracts will be based upon anticipated or guaranteed levels of savings for our customers or meeting other operational metrics.  If we are unable to achieve the promised savings or operational metrics, we may be required to refund from the amount of fees paid to us any difference between savings that were guaranteed and the savings, if any, that were actually achieved.  Accordingly, during or at the end of the contract terms, we may be required to refund some or all of the fees paid for our services.  This exposes us to significant risk that contracts negotiated and entered into may ultimately be unprofitable. In addition, managed care operations are at risk for costs incurred to provide agreed upon services under our program. Failure to anticipate or control costs therefore could have material, adverse effects on our business.
Our international operations may be subject to foreign regulation, and the success of our foreign operations will depend on many factors
The criteria of foreign laws, regulations and requirements are often vague and subject to change and interpretation. Our international operations may become the subject of foreign regulatory, civil, criminal or other investigations or proceedings, and our interpretations of applicable laws and regulations may be challenged. The defense of any such challenge could result in substantial cost and a diversion of management’s time and attention, regardless of whether it ultimately is successful. If we fail to comply with any applicable international laws, or a determination is made that we have failed to comply with these laws, our financial condition and results of operations, including our domestic operations, could be adversely affected.
In addition, the private pay healthcare system in Europe is not as developed as in the U.S and as a result it may be more difficult to convince patients in these countries to pay substantial amounts for treatment. We will be reliant on relationships that we establish with local companies, thought leaders and governments. There can be no assurance we will be able to establish these relationships, maintain them or that the partners will retain their influence in the market. It may take longer than we expect to commence operations or to operate our business at profitable levels as we do not have the established relationships and or knowledge of the regulations and business practices in the markets we are in or entering.
In 2008, we significantly reduced our operations and presence in Europe in order to reduce costs and better focus our efforts on pursuing U.S.-based business strategies.
Our ability to utilize net operating loss carryforwards may be limited
As of December 31, 2008, we had net operating loss carryforwards (NOLs) of approximately $126.4 million for federal income tax purposes that will begin to expire in 2023. These NOLs may be used to offset future taxable income, to the extent we generate any taxable income, and thereby reduce or eliminate our future federal income taxes otherwise payable. Section 382 of the Internal Revenue Code imposes limitations on a corporation’s ability to utilize NOLs if it experiences an ownership change as defined in Section 382.  In general terms, an ownership change may result from transactions increasing the ownership of certain stockholders in the stock of a corporation by more than 50 percent over a three-year period. In the event that an ownership change has occurred, or were to occur, utilization of our NOLs would be subject to an annual limitation under Section 382 determined by multiplying the value of our stock at the time of the ownership change by the applicable long-term tax-exempt rate as defined in the Internal Revenue Code. Any unused annual limitation may be carried over to later years.  We may be found to have experienced an ownership change under Section 382 as a result of events in the past or the issuance of shares of common stock upon a conversion of notes, or a combination thereof.  If so, the use of our NOLs, or a portion thereof, against our future taxable income may be subject to an annual limitation under Section 382, which may result in expiration of a portion of our NOLs before utilization.
Risks related to our intellectual property
We may not be able to adequately protect the proprietary PROMETA Treatment Program which is important to our business
We consider the protection of our proprietary PROMETA Treatment Program to be critical to our business prospects. We obtained the rights to some of our most significant PROMETA technologies through an agreement that is subject to a number of conditions and restrictions, and a breach or termination of that agreement or the bankruptcy of any party to that agreement could significantly impact our ability to use and develop our technologies.  While we have two issued U.S. patents, one relating to the treatment of cocaine dependency with our PROMETA Treatment Program and one relating to our PROMETA Treatment Program for the treatment of certain symptoms associated with alcohol dependency, we currently have no issued U.S. patents covering our PROMETA Treatment Program for the treatment of methamphetamine dependency. The patent applications we have licensed or filed may not issue as patents, and any issued patents may be too narrow in scope to provide us with a competitive advantage. Our patent position is uncertain and includes complex factual and legal issues, including the existence of prior art that may preclude or limit the scope of patent protection. Issued patents will generally expire twenty years after their priority date.  Our two issued U.S. patents will expire in 2021. Further, our patents and pending applications for patents and other intellectual property have been pledged as collateral to secure our obligations to pay certain debts, and our default with respect to those obligations could result in the transfer of our patents to our creditor.  In the event of such a transfer, we may be unable to continue to operate our business.
Patent examiners may reject our patent applications and thereby prevent us from receiving more patents. Competitors, licensees and others may challenge our patents and, if successful, our patents may be denied, subjected to reexamination, rendered unenforceable, or invalidated. The cost of litigation to uphold the validity of patents, and to protect and prevent infringement can be substantial. We may not be able to adequately protect the aspects of our treatment programs that are not patented or have only limited patent protection. Furthermore, competitors and others may independently develop similar or more advanced treatment programs and technologies, may design around aspects of our technology, or may discover or duplicate our trade secrets and proprietary methods.

To the extent we utilize processes and technology that constitute trade secrets under applicable laws, we must implement appropriate levels of security to ensure protection of such laws, which we may not do effectively. Policing compliance with our confidentiality agreements and unauthorized use of our technology is difficult. In addition, the laws of many foreign countries do not protect proprietary rights as fully as the laws of the United States. The loss of any of our trade secrets or proprietary rights which may be protected under the foregoing intellectual property safeguards may result in the loss of our competitive advantage over present and potential competitors. Our intellectual property may not prove to be an effective barrier to competition, in which case our business could be materially adversely affected.
Our pending patent applications disclose and claim various approaches to the use of the PROMETA Treatment Program.  There is no assurance that we will receive one or more patents from these pending applications, or that, even if we receive one or more patents, the patent claims will be sufficiently broad to create patent infringement liability for competitors using treatment programs similar to the PROMETA Treatment Program.
Confidentiality agreements with employees, licensees and others may not adequately prevent disclosure of trade secrets and other proprietary information
In order to protect our proprietary technology and processes, we rely in part on confidentiality provisions in our agreements with employees, licensees, treating physicians and others. These agreements may not effectively prevent disclosure of confidential information and may not provide an adequate remedy in the event of unauthorized disclosure of confidential information. In addition, others may independently discover trade secrets and proprietary information. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our proprietary rights, and failure to obtain or maintain trade secret protection could adversely affect our competitive business position. We have had three instances in which it was necessary to send a formal demand to cease and desist using our programs to treat patients due to breach of confidentiality provisions in our agreements, and in one instance have had to file suit to enforce these provisions.
We may be subject to claims that we infringe the intellectual property rights of others, and unfavorable outcomes could harm our business
Our future operations may be subject to claims, and potential litigation, arising from our alleged infringement of patents, trade secrets or copyrights owned by other third parties. Within the healthcare, drug and bio-technology industry, many companies actively pursue infringement claims and litigation, which makes the entry of competitive products more difficult. We may experience claims or litigation initiated by existing, better-funded competitors and by other third parties. Court-ordered injunctions may prevent us from continuing to market existing products or from bringing new products to market and the outcome of litigation and any resulting loss of revenues and expenses of litigation may substantially affect our ability to meet our expenses and continue operations.
Risks related to our industry
Our policies and procedures may not fully comply with complex and increasing regulation by state and federal authorities, which could negatively impact our business operations
Our PROMETA Treatment Program has not been approved by the Food and Drug Administration (FDA), and while the drugs incorporated in the PROMETA Treatment Program have been approved for other indications, they are not FDA approved for the treatment of alcohol or substance dependency. We have not sought, and do not currently intend to seek, FDA approval for the PROMETA Treatment Program.  It is possible that in the future the FDA could require us to seek FDA approval for the PROMETA Treatment Program.
The healthcare industry is highly regulated and continues to undergo significant changes as third-party payors, such as Medicare and Medicaid, traditional indemnity insurers, managed care organizations and other private payors increase efforts to control cost, utilization and delivery of healthcare services. Healthcare companies are subject to extensive and complex federal, state and local laws, regulations and judicial decisions. The U.S. Congress and state legislatures are considering legislation that could limit funding to our licensees.  In addition, the FDA regulates development, testing, labeling, manufacturing, marketing, promotion, distribution, record-keeping and reporting requirements for prescription drugs, medical devices and biologics. Other regulatory requirements apply to dietary supplements, including vitamins. Compliance with laws and regulations enforced by regulatory agencies that have broad discretion in applying them may be required for our programs or other medical programs or services developed or used by us. Many healthcare laws and regulations applicable to our business are complex, applied broadly and subject to interpretation by courts and government agencies. Regulatory, political and legal action and pricing pressures could prevent us from marketing some or all of our products and services for a period of time or permanently. Our failure, or the failure of our licensees, to comply with applicable regulations may result in the imposition of civil or criminal sanctions that we cannot afford, or require redesign or withdrawal of our programs from the market.
We may be subject to regulatory, enforcement and investigative proceedings, which could adversely affect our financial condition or operations
We could become the subject of regulatory, enforcement, or other investigations or proceedings, and our relationships, business structure, and interpretations of applicable laws and regulations may be challenged. The defense of any such challenge could result in substantial cost and a diversion of management’s time and attention. In addition, any such challenges could require significant changes to how we conduct our business. Any such challenge could have a material adverse effect on our business, regardless of whether it ultimately is successful. If determination is made that we have failed to comply with any applicable laws, our business, financial condition and results of operations could be adversely affected.
The promotion of our treatment programs may be found to violate federal law concerning off-label uses of prescription drugs, which could prevent us from marketing our programs
Generally, the Food, Drug, and Cosmetic (FDC) Act, requires that a prescription drug be approved by the FDA for a specific indication before the product can be distributed in interstate commerce.  Although the FDC Act does not prohibit a doctor’s use of a drug for another indication (this is referred to as off-label use), it does prohibit the promotion of a drug product for an unapproved use. The FDA also permits the non-promotional discussion of information related to off-label use in the context of scientific or medical communications. Our treatment programs include the use of prescription drugs that have been approved by the FDA, but not for the treatment of chemical dependence and drug addiction, which is how the drugs are used in our programs. Although we carefully structure our communications in a way that is intended to comply with the the FDC Act and FDA regulations, it is possible that our actions could be found to violate the prohibition on off-label promotion of drugs. In addition, the FDC Act imposes limits on the types of claims that may be made for a dietary supplement, and the promotion of a dietary supplement beyond such claims may also be seen as the unlawful promotion of a drug product for an unapproved use. Because our treatment programs also include the use of nutritional supplements, it is possible that claims made for those products could also put us at risk of FDA enforcement for making unlawful claims.
Violations of the FDC Act or FDA regulations can result in a range of sanctions, including administrative actions by the FDA (such as issuance of a Warning Letter), seizure of product, issuance of an injunction prohibiting future violations, and imposition of criminal or civil penalties. A successful enforcement action could prevent promotion of our treatment programs and we may be unable to continue operating under our current business model. Even if we defeat an enforcement action, the expenses associated with doing so, as well as the negative publicity concerning the “off-label” use of drugs in our treatment programs, could adversely affect our business and results of operation.
The FDA has recently increased enforcement efforts in the area of promotion of “off-label” use of drugs, and we cannot assure you that our business practices or third party clinical trials will not come under scrutiny.

Treatment using our programs may be found to require FDA or other review or approval, which could delay or prevent the study or use of our treatment programs
Under authority of the FDC Act, the FDA extensively regulates entities and individuals engaged in the conduct of clinical trials, which broadly includes experiments in which a drug is administered to humans.  FDA regulations require, among other things, submission of a clinical trial treatment program for FDA review, obtaining from the agency an investigational new drug (IND) exemption before initiating a clinical trial, obtaining appropriate informed consent from study subjects, having the study approved and subject to continuing review by an Institutional Review Board (IRB), and reporting to the FDA safety information regarding the conduct of the trial.  Certain third parties have engaged or are engaging in the use of our treatment program and the collection of outcomes data in ways that may be considered to constitute a clinical trial, and that may be subject to FDA regulations and require IRB approval and oversight.  In addition, it is possible that use of our treatment program by individual physicians in treating their patients may be found to constitute a clinical trial or investigation that requires IRB review or submission of an IND or is otherwise subject to regulation by FDA.  FDA has authority to inspect clinical investigation sites and IRBs, and to take action with regard to any violations.  Violations of FDA regulations regarding clinical trials can result in a range of actions, including suspension of the trial, prohibiting the clinical investigator from ever participating in clinical trials, and criminal prosecution.  Individual hospitals and physicians may also submit their use of our treatment programs to their IRBs, which may prohibit or place restrictions on it.  FDA enforcement actions or IRB restrictions could adversely affect our business and the ability of our customers to use our treatment programs.
The FDA has recently increased enforcement efforts regarding clinical trials, and we cannot assure you that the activities of our customers or others using our treatment programs will not come under scrutiny.
Failure to comply with FTC or similar state laws could result in sanctions or limit the claims we can make
Our promotional activities and materials, including advertising to consumers and professionals, and materials provided to licensees for their use in promoting our treatment programs, are regulated by the Federal Trade Commission (FTC) under the FTC Act, which prohibits unfair and deceptive acts and practices, including claims which are false, misleading or inadequately substantiated. The FTC typically requires competent and reliable scientific tests or studies to substantiate express or implied claims that a product or service is safe or effective. If the FTC were to interpret our promotional materials as making express or implied claims that our treatment programs are safe or effective for the treatment of alcohol, cocaine or methamphetamine addiction, or any other claims, it may find that we do not have adequate substantiation for such claims. Allegations of a failure to comply with the FTC Act or similar laws enforced by state attorneys general and other state and local officials could result in administrative or judicial orders limiting or eliminating the claims we can make about our treatment programs, and other sanctions including substantial financial penalties.
Our business practices may be found to constitute illegal fee-splitting or corporate practice of medicine, which may lead to penalties and adversely affect our business
Many states, including California in which our principal executive offices and one of our managed treatment centers is located, have laws that prohibit business corporations, such as us, from practicing medicine, exercising control over medical judgments or decisions of physicians, or engaging in arrangements with physicians such as employment, payment for referrals or fee-splitting. Courts, regulatory authorities or other parties, including physicians, may assert that we are engaged in the unlawful corporate practice of medicine by providing administrative and other services in connection with our treatment programs or by consolidating the revenues of the physician practices we manage, or that licensing our technology for a license fee that could be characterized as a portion of the patient fees, or subleasing space and providing turn-key business management to affiliated medical groups in exchange for management and licensing fees, constitute improper fee-splitting or payment for referrals, in which case we could be subject to civil and criminal penalties, our contracts could be found invalid and unenforceable, in whole or in part, or we could be required to restructure our contractual arrangements. If so, we may be unable to restructure our contractual arrangements on favorable terms, which would adversely affect our business and operations.

Our business practices may be found to violate anti-kickback, physician self-referral or false claims laws, which may lead to penalties and adversely affect our business
The healthcare industry is subject to extensive federal and state regulation with respect to financial relationships and kickbacks involving healthcare providers, physician self-referral arrangements, filing of false claims and other fraud and abuse issues. Federal anti-kickback laws and regulations prohibit offers, payments, solicitations, or receipts of remuneration in return for (i) referring patients for items or services covered by Medicare, Medicaid or other federal healthcare programs, or (ii) purchasing, leasing, ordering or arranging for or recommending any service, good, item or facility for which payment may be made by a federal health care program. In addition, subject to numerous exceptions, federal physician self-referral legislation, commonly known as the Stark law, generally prohibits a physician from referring patients for  certain designated health services reimbursable by Medicare or Medicaid  from any entity with which the physician has a financial relationship, and many states have analogous laws. Other federal and state laws govern the submission of claims for reimbursement, or false claims laws. One of the most prominent of these laws is the federal Civil False Claims Act, and violations of other laws, such as the federal anti-kickback law or the FDA prohibitions against promotion of off-label uses of drugs, may also be prosecuted as violations of the Civil False Claims Act.
Federal or state authorities may claim that our fee arrangements, agreements and relationships with contractors, hospitals and physicians violate these laws and regulations. Violations of these laws may be punishable by monetary fines, civil and criminal penalties, exclusion from participation in government-sponsored healthcare programs and forfeiture of amounts collected in violation of such laws. If our business practices are found to violate any of these provisions, we may be unable to continue with our relationships or implement our business plans, which would have an adverse effect on our business and results of operations.
We may be subject to healthcare anti-fraud initiatives, which may lead to penalties and adversely affect our business
State and federal governments are devoting increased attention and resources to anti-fraud initiatives against healthcare providers, and may take an expansive definition of fraud that includes receiving fees in connection with a healthcare business that is found to violate any of the complex regulations described above. While to our knowledge we have not been the subject of any anti-fraud investigations, if such a claim were made defending our business practices could be time consuming and expensive, and an adverse finding could result in substantial penalties or require us to restructure our operations, which we may not be able to do successfully.
Our use and disclosure of patient information is subject to privacy and security regulations, which may result in increased costs
In conducting research or providing administrative services to healthcare providers in connection with the use of our treatment programs, we may collect, use, disclose, maintain and transmit patient information in ways that will be subject to many of the numerous state, federal and international laws and regulations governing the collection, use, disclosure, storage, transmission and/or confidentiality of patient-identifiable health information, including the administrative simplification requirements of the Health Insurance Portability and Accountability Act of 1996 and its implementing regulations (HIPAA). The HIPAA Privacy Rule restricts the use and disclosure of patient information, and requires safeguarding that information. The HIPAA Security Rule establishes elaborate requirements for safeguarding patient information transmitted or stored electronically.  HIPAA applies to covered entities, which may include healthcare facilities and does include health plans that will contract for the use of our programs and our services. The HIPAA rules require covered entities to bind contractors like us to compliance with certain burdensome HIPAA rule requirements known as business associate requirements. If we are providing management services that include electronic billing on behalf of a physician practice or facility that is a covered entity, we may be required to conduct those electronic transactions in accordance with the HIPAA regulations governing the form and format of those transactions (HIPAA Transactions Rule). Other federal and state laws restricting the use and protecting the privacy and security of patient information also apply to our licensees directly and in some cases to us, either directly or indirectly. We may be required to make costly system purchases and modifications to comply with the HIPAA rule requirements that are imposed on us and our failure to comply may result in liability and adversely affect our business.

Federal and state consumer protection laws are being applied increasingly by the FTC and state attorneys general to regulate the collection, use, storage, and disclosure of personal or patient information, through web sites or otherwise, and to regulate the presentation of web site content. Courts may also adopt the standards for fair information practices promulgated by the FTC, which concern consumer notice, choice, security and access. Numerous other federal and state laws protect the confidentiality and security of personal and patient information. Other countries also have, or are developing laws governing the collection, use, disclosure and transmission of personal or patient information and these laws could create liability for us or increase our cost of doing business.
Our business arrangements with health care providers may be deemed to be franchises, which could negatively impact our business operations
Franchise arrangements in the United States are subject to rules and regulations of the FTC and various state laws relating to the offer and sale of franchises.  A number of the states in which we operate regulate the sale of franchises and require registration of the franchise offering circular with state authorities and the delivery of a franchise offering circular to prospective franchisees.  State franchise laws often limit, among other things, the duration and scope of non-competitive provisions, the ability of a franchisor to terminate or refuse to renew a franchise and the ability of a franchisor to designate sources of supply.  Franchise laws and regulations are complex, apply broadly and are subject to interpretation by courts and government agencies.  Federal or state authorities or healthcare providers with whom we contract may claim that the agreements under which we license rights to our technology and trademarks and provide services violate these laws and regulations. Violations of these laws are punishable by monetary fines, civil and criminal penalties, and forfeiture of amounts collected in violation of such laws. If our business practices are found to constitute franchises, we could be subject to civil and criminal penalties, our contracts could be found invalid and unenforceable, in whole or in part, or we could be required to restructure our contractual arrangements.  We may be unable to continue with our relationships or restructure them on favorable terms, which would have an adverse effect on our business and results of operations.  We may also be required to furnish prospective franchisees with a franchise offering circular containing prescribed information, and restrict how we market to or deal with healthcare providers, potentially limiting and substantially increasing our cost of doing business.
Risks related to our common stock
Approximately 25% of our stock is controlled by our chairman and chief executive officer, who has the ability to substantially influence the election of directors and other matters submitted to stockholders
Reserva Capital, LLC and Bonmore, LLC, whose sole managing member is our chairman and chief executive officer, beneficially own 13,600,000 shares of our common stock, which represent 24.7% of our 55,074,000 shares outstanding as of March 27, 2009. As a result, he has and is expected to continue to have the ability to significantly influence the election of our Board of Directors and the outcome of all other issues submitted to our stockholders. The interests of these principal stockholders may not always coincide with our interests or the interests of other stockholders, and they may act in a manner that advances his best interests and not necessarily those of other stockholders. One consequence to this substantial influence or control is that it may be difficult for investors to remove management of the company. It could also deter unsolicited takeovers, including transactions in which stockholders might otherwise receive a premium for their shares over then current market prices.
Our stock price may be subject to substantial volatility, and the value of your investment may decline
Our common stock is traded on The NASDAQ Global Market, and trading volume may be limited or sporadic.  The market price of our common stock has experienced, and may continue to experience, substantial volatility. Over 2008, our common stock has traded between $0.39 and $3.14 per share, on volume ranging from approximately 6,100 to 3.9 million shares per day.  As a result, the current price for our common stock on NASDAQ is not necessarily a reliable indicator of our fair market value. The price at which our common stock will trade may fluctuate as a result of a number of factors, including the number of shares available for sale in the market, quarterly variations in our operating results and actual or anticipated announcements of pilots and scientific studies of the effectiveness of our PROMETA Treatment Program, our Catasys Program, new products or services by us or competitors, regulatory investigations or determinations, acquisitions or strategic alliances by us or our competitors, recruitment or departures of key personnel, the gain or loss of significant customers, changes in the estimates of our operating performance, actual or threatened litigation, market conditions in our industry and the economy as a whole.
Volatility in the price of our common stock on the NASDAQ Global Market may depress the trading price of our common stock.  The risk of volatility and depressed prices of our common stock also applies to warrant holders who receive shares of common stock upon conversion.
Numerous factors, including many over which we have no control, may have a significant impact on the market price of our common stock, including:
•	announcements of new products or services by us or our competitors; current events affecting the political, economic and social situation in the United States and other countries where we operate;

•	trends in our industry and the markets in which we operate;

•	changes in financial estimates and recommendations by securities analysts;

•	acquisitions and financings by us or our competitors;

•	the gain or loss of a significant customer;

•	quarterly variations in operating results;

•	volatility in exchanges rate between the US dollar and the currencies of the foreign countries in which we operate;

•	further challenges or declines in the credit or financial market;

•	the operating and stock price performance of other companies that investors may consider to be comparable; and

•	purchases or sales of blocks of our securities.
Furthermore, stockholders may initiate securities class action lawsuits if the market price of our stock drops significantly, which may cause us to incur substantial costs and could divert the time and attention of our management.
Future sales of common stock by existing stockholders, or the perception that such sales may occur, could depress our stock price
The market price of our common stock could decline as a result of sales by, or the perceived possibility of sales by, our existing stockholders.  We have completed a number of private placements of our common stock and other securities over the last several years, and we have effective resale registration statements pursuant to which the purchasers can freely resell their shares into the market.  In addition, most of our outstanding shares are eligible for public resale pursuant to Rule 144 under the Securities Act of 1933, as amended.  Approximately 15 million shares of our common stock are currently held by our affiliates and may be sold pursuant to an effective registration statement or in accordance with the volume and other limitations of Rule 144 or pursuant to other exempt transactions.  Future sales of common stock by significant stockholders, including those who acquired their shares in private placements or who are affiliates, or the perception that such sales may occur, could depress the price of our common stock.
Future issuances of common stock and hedging activities may depress the trading price of our common stock
Any future issuance of equity securities, including the issuance of shares upon exercise of outstanding warrants, could dilute the interests of our existing stockholders, and could substantially decrease the trading price of our common stock.  We currently have outstanding approximately 11 million warrants and options to acquire our common stock at prices between $0.59 and $9.20 per share.   We may issue equity securities in the future for a number of reasons, including to finance our operations and business strategy, in connection with acquisitions, to adjust our ratio of debt to equity, to satisfy our obligations upon the exercise of outstanding warrants or options or for other reasons.

Additionally, we have outstanding warrants to acquire up to 1,300,000 shares of our common stock at an exercise price of $2.15 per share which contain anti-dilution adjustments that will be triggered if we sell shares of common stock for less than $2.15.
Provisions in our certificate of incorporation, bylaws, charter documents and Delaware law could discourage a change in control, or an acquisition of us by a third party, even if the acquisition would be favorable to you, thereby and adversely affect existing stockholders
Our certificate of incorporation and the Delaware General Corporation Law contain provisions that may have the effect of making more difficult or delaying attempts by others to obtain control of our company, even when these attempts may be in the best interests of stockholders. For example, our certificate of incorporation authorizes our Board of Directors, without stockholder approval, to issue one or more series of preferred stock, which could have voting and conversion rights that adversely affect or dilute the voting power of the holders of common stock. Delaware law also imposes conditions on certain business combination transactions with “interested stockholders.”
These provisions and others that could be adopted in the future could deter unsolicited takeovers or delay or prevent changes in our control or management, including transactions in which stockholders might otherwise receive a premium for their shares over then current market prices. These provisions may also limit the ability of stockholders to approve transactions that they may deem to be in their best interests.
We do not expect to pay dividends in the foreseeable future, and accordingly you must rely on stock appreciation for any return on your investment
We have paid no cash dividends on our common stock to date, and we currently intend to retain our future earnings, if any, to fund the continued development and growth of our business. As a result, we do not expect to pay any cash dividends in the foreseeable future.  Further, any payment of cash dividends will also depend on our financial condition, results of operations, capital requirements and other factors, including contractual restrictions to which we may be subject, and will be at the discretion of our Board of Directors.
Special note regarding forward-looking statements
This prospectus, including the documents that we incorporate by reference, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, that are subject to the “safe harbor” created by those sections. Forward-looking statements include statements about our expectations, beliefs, plans, objectives, intentions, assumptions and other statements that are not historical facts. Words or phrases such as “anticipate,” “believe,” “continue,” “ongoing,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project” or similar words or phrases, or the negatives of those words or phrases, may identify forward-looking statements, but the absence of these words does not necessarily mean that a statement is not forward-looking. Examples of forward-looking statements include, but are not limited to, statements regarding the following:
•	the anticipated results of clinical studies on the efficacy of our treatment programs, and the publication of those results in medical journals

•	plans to have our treatment programs approved for reimbursement by third-party payers

•	plans to license our treatment programs to more hospitals and healthcare providers

•	marketing plans to raise awareness of our PROMETA treatment programs

•	anticipated trends and conditions in the industry in which we operate, including regulatory changes

•	our future operating results, capital needs, and ability to obtain financing.
Forward-looking statements are subject to known and unknown risks and uncertainties and are based on potentially inaccurate assumptions that could cause actual results to differ materially from those expected or implied by the forward-looking statements. Our actual results could differ materially from those anticipated in forward-looking statements for many reasons, including the factors described in the section titled “Risk factors” in this prospectus. Accordingly, you should not unduly rely on these forward-looking statements, which speak only as of the date of this prospectus. We undertake no obligation to publicly revise any forward-looking statement to reflect circumstances or events after the date of this prospectus or to reflect the occurrence of unanticipated events. You should, however, review the factors and risks we describe in the reports we file from time to time with the SEC. See “Where you can find more information.”
Use of proceeds
Unless we state otherwise in the applicable prospectus supplement, we expect to use the proceeds from the sale of our securities for capital expenditures, working capital needs and other general corporate purposes.
Pending any ultimate use of any portion of the proceeds from this offering, we intend to invest the proceeds in a variety of capital preservation investments, including short-term, interest-bearing instruments such as United States government securities and municipal bonds.
Ratio of earnings to fixed charges
For the years ended December 31, 2008, 2007, 2006, 2005 and 2004, earnings were insufficient to cover fixed charges by $______, $______, $______, $______, and $______respectively.
Plan of distribution
We may offer and sell the securities described in this prospectus:
•	through agents;

•	through one or more underwriters or dealers;

•	through a block trade in which the broker or dealer engaged to handle the block trade will attempt to sell the securities as agent; but may position and resell a portion of the block as principal to facilitate the transaction;

•	directly to one or more purchasers (through a specific bidding or auction process or otherwise); or

•	through a combination of any of these methods of sale.
The distribution of the securities described in this prospectus may be effected from time to time in one or more transactions either:
•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices relating to the prevailing market prices; or

•	at negotiated prices.

Offers to purchase the securities may be solicited by agents designated by us from time to time. Any agent involved in the offer or sale of the securities will be named, and any commissions payable by us to the agent will be described, in the applicable prospectus supplement. Unless otherwise indicated in the applicable prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment. Any agent may be deemed to be an underwriter, as such term is defined in the Securities Act of 1933, of the securities so offered and sold.
If we offer and sell the securities through an underwriter or underwriters, we will execute an underwriting agreement with the underwriter or underwriters. The names of the specific managing underwriter or underwriters, as well as any other underwriters, and the terms of the transactions, including compensation of the underwriters and dealers, which may be in the form of discounts, concessions or commissions, if any, will be described in the applicable prospectus supplement, which will be used by the underwriters to make resales of the securities. That prospectus supplement and this prospectus will be used by the underwriters to make resales of the securities. If underwriters are used in the sale of any of the securities in connection with this prospectus, those securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at fixed public offering prices or at varying prices determined by the underwriters and us at the time of sale. The securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by one or more underwriters. If any underwriter or underwriters are used in the sale of the securities, unless otherwise indicated in a related prospectus supplement, the underwriting agreement will provide that the obligations of the underwriters are subject to some conditions precedent and that with respect to a sale of these securities the underwriters will be obligated to purchase all such securities if any are purchased.
We may grant to the underwriters options to purchase additional securities to cover over-allotments, if any, at the public offering price, with additional underwriting commissions or discounts, as may be set forth in a related prospectus supplement. The terms of any over-allotment option will be set forth in the prospectus supplement for those securities.
If any underwriters are involved in the offer and sale, they will be permitted to engage in transactions that maintain or otherwise affect the price of our securities. These transactions may include over-allotment transactions, purchases to cover short positions created by the underwriter in connection with the offering and the imposition of penalty bids. If an underwriter creates a short position in the securities in connection with the offering, i.e., if it sells more securities than set forth on the cover page of the applicable prospectus supplement, the underwriter may reduce that short position by purchasing the securities in the open market. In general, purchases of a security to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. As noted above, underwriters may also choose to impose penalty bids on other underwriters or selling group members.
Neither we nor any underwriter make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the securities. In addition, neither we nor any underwriter make any representation that such underwriter will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.
If we offer and sell the securities through a dealer, we or an underwriter will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale. Any such dealer may be deemed to be an underwriter, as such term is defined in the Securities Act, of the securities so offered and sold. The name of the dealer and the terms of the transactions will be set forth in the applicable prospectus supplement.
We may solicit offers to purchase the securities directly, and we may sell the securities directly to institutional or other investors, who may be deemed an underwriter within the meaning of the Securities Act with respect to any resales of those securities. The terms of these sales, including the terms of any bidding or auction process, if utilized, will be described in the applicable prospectus supplement.
We may enter into agreements with agents, underwriters and dealers under which we may agree to indemnify the agents, underwriters and dealers against certain liabilities, including liabilities under the Securities Act, or to contribute to payments they may be required to make with respect to these liabilities. The terms and conditions of this indemnification or contribution will be described in the applicable prospectus supplement. Some of the agents, underwriters or dealers, or their affiliates may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

In order to comply with the securities laws of some states, if applicable, the securities offered hereby will be sold in those jurisdictions only through registered or licensed brokers or dealers. In addition, in some states securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and complied with.
Description of securities to be registered
The descriptions of the securities contained in this prospectus, together with the applicable prospectus supplements, summarize all the material terms and provisions of the various types of securities that we may offer. We will describe in the applicable prospectus supplement relating to any securities the particular terms of the securities offered by that prospectus supplement. If we indicate in the applicable prospectus supplement, the terms of the securities may differ from the terms we have summarized below. We will also include in the prospectus supplement information, where applicable, about material United States federal income tax considerations relating to the securities, and the securities exchange, if any, on which the securities will be listed. We may sell from time to time, in one or more offerings:
•	common stock;

•	preferred stock;

•	various series of debt securities;

•	warrants to purchase common stock; and

•	units consisting of all or some of the securities listed above, in any combination.
In this prospectus, we refer to our common stock, preferred stock, debt securities, warrants and units collectively as “securities.” The total dollar amount of all securities that we may issue pursuant to this prospectus will not exceed $20,000,000.
If we issue debt securities at a discount from their original stated principal amount, then, for purposes of calculating the total dollar amount of all securities issued under this prospectus, we will treat the initial offering price of the debt securities as the total original principal amount of the debt securities.
This prospectus may not be used to consummate a sale of securities unless it is accompanied by a prospectus supplement.
Common and preferred stock
The terms of our common stock and preferred stock are set forth in our certificate of incorporation and bylaws, and are summarized in the Description of Capital Stock, that we have previously filed with the SEC. See “Incorporation of information by reference” and “Where you can find more information” below. The prospectus supplement will describe the specific terms of the series of the preferred stock offered through that prospectus supplement.
Debt securities
The following description, together with the additional information we include in any applicable prospectus supplements, summarizes the material terms and provisions of the debt securities that we may offer under this prospectus. While the terms we have summarized below will apply generally to any future debt securities we may offer, we will describe the particular terms of any debt securities that we may offer in more detail in the applicable prospectus supplement.
We may enter into indenture agreements with respect to any debt securities we may offer. A form of indenture agreement has been filed with the SEC as an exhibit to the registration statement of which this prospectus is a part. We would enter into separate indentures, with different trustees, for any senior debt securities and subordinated debt securities. We use the term “indentures” to refer to the senior indenture and the subordinated indenture, and we use the term “trustees” to refer to the several trustees under the indentures. The material terms of the indenture governing a series of debt securities will be described in the applicable prospectus supplement. The indentures will be qualified under the Trust Indenture Act of 1939.

We conduct most of our operations through subsidiaries. Our rights and the rights of our creditors, including holders of debt securities, to the assets of any subsidiary of ours upon that subsidiary’s liquidation or reorganization or otherwise would be subject to the prior claims of that subsidiary’s creditors, except to the extent that we may be a creditor with recognized claims against the subsidiary. Our subsidiaries’ creditors may include trade creditors, debt holders, secured creditors and taxing authorities.
We will describe in the applicable prospectus supplement the following terms relating to a series of debt securities:
•	the title;

•	any limit on the amount that may be issued;

•	the maturity date;

•	the annual interest rate, which may be fixed or variable, or the method for determining the rate and the date interest will begin to accrue, the dates interest will be payable and the regular record dates for interest payment dates or the method for determining such dates;

•	whether or not the debt securities will be secured or unsecured, and the terms of any securities;

•	the terms of the subordination of any series of debt securities;

•	the terms on which any series of debt securities may be convertible into or exchangeable for common stock or other securities of ours, including (a) provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option and (b) provisions pursuant to which the number of shares of common stock or other securities of ours that the holders of the series of debt securities receive would be subject to adjustment;

•	the place where payments will be payable;

•	our right, if any, to defer payment of interest and the maximum length of any such deferral period;

•	the date, if any, after which, and the price at which, we may, at our option, redeem the series of debt securities pursuant to any optional redemption provisions;

•	the date, if any, on which, and the price at which we are obligated, pursuant to any mandatory sinking fund provisions or otherwise, to redeem, or at the holder’s option to purchase, the series of debt securities;

•	whether the indenture will restrict our ability to pay dividends, or will require us to maintain any asset ratios or reserves;

•	whether we will be restricted from incurring any additional indebtedness;

•	a discussion of any material United States federal income tax considerations applicable to the debt securities;

•	the denominations in which we will issue the series of debt securities, if other than denominations of $1,000 and any integral multiple thereof; and

•	any other specific terms, preferences, rights or limitations of, or restrictions on, the debt securities.
Warrants
The following description, together with the additional information we may include in any applicable prospectus supplements, summarizes the material terms and provisions of the warrants that we may offer under this prospectus and the related warrant agreements and warrant certificates. While the terms summarized below will apply generally to any warrants that we may offer, we will describe the particular terms of any series of warrants in more detail in the applicable prospectus supplement. If we indicate in the prospectus supplement, the terms of any warrants offered under that prospectus supplement may differ from the terms described below. Specific warrant agreements will contain additional important terms and provisions and will be incorporated by reference as an exhibit to the registration statement that includes this prospectus.
We may issue warrants for the purchase of common stock in one or more series. We may issue warrants independently or together with common stock, and the warrants may be attached to or separate from these securities.

We will evidence each series of warrants by warrant certificates that we will issue under a separate agreement. We may enter into the warrant agreement with a warrant agent. We will indicate the name and address and other information regarding the warrant agent in the applicable prospectus supplement relating to a particular series of warrants.
Before exercising their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise, including the right to receive dividends, if any, or, payments upon our liquidation, dissolution or winding up or to exercise voting rights, if any.
We will describe in the applicable prospectus supplement the terms of the series of warrants, including:
•	the offering price and aggregate number of warrants offered;

•	if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each such security or each principal amount of such security;

•	if applicable, the date on and after which the warrants and the related securities will be separately transferable;

•	the number of shares of common stock purchasable upon the exercise of one warrant, and the price at which these shares may be purchased upon such exercise;

•	the effect of any merger, consolidation, sale or other disposition of our business on the warrant agreement and the warrants;

•	the terms of any rights to redeem or call the warrants;

•	any provisions for changes to or adjustments in the exercise price or number of securities issuable upon exercise of the warrants;

•	the dates on which the right to exercise the warrants will commence and expire;

•	the manner in which the warrant agreement and warrants may be modified;

•	a discussion on any material or special United States federal income tax consequences of holding or exercising the warrants;

•	the terms of the securities issuable upon exercise of the warrants; and

•	any other specific terms, preferences, rights or limitations of or restrictions on the warrants.
Each warrant will entitle the holder to purchase the securities that we specify in the applicable prospectus supplement at the exercise price that we describe in the applicable prospectus supplement. After the close of business on the expiration date set forth in the applicable prospectus supplement, unexercised warrants will become void.
Holders of the warrants may exercise the warrants by delivering the warrant certificate representing the warrants to be exercised together with specified information, and paying the required amount to the warrant agent in immediately available funds, as provided in the applicable prospectus supplement. We will set forth on the reverse side of the warrant certificate and in the applicable prospectus supplement the information that the holder of the warrant will be required to deliver to the warrant agent.
Upon receipt of the required payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will issue and deliver the securities purchasable upon such exercise. If fewer than all of the warrants represented by the warrant certificate are exercised, then we will issue a new warrant certificate for the remaining amount of warrants. If we so indicate in the applicable prospectus supplement, holders of the warrants may surrender securities as all or part of the exercise price for warrants.
Units
We may issue units comprised of one or more of the other securities described in this prospectus in any combination. Each unit may be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately at any time or at any time before a specified date.
The applicable prospectus supplement may describe:
•	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units; and

•	any additional terms of the governing unit agreement.
The applicable prospectus supplement will describe the terms of any units. The preceding description and any description of units in the applicable prospectus supplement does not purport to be complete and is subject to and is qualified in its entirety by reference to the unit agreement and, if applicable, collateral arrangements and depositary arrangements relating to such units.
NASDAQ Global Market quotation
Our common stock is traded on The Nasdaq Global Market under the symbol “HYTM.”
Incorporation of certain information by reference
The following documents are specifically incorporated by reference into this prospectus:
(1)	Our annual report on Form 10-K for the year ended December 31, 2008;

(2)	Our Proxy Statement on Form DEF14A for our annual meeting of stockholders held on June 20, 2008;

(3)	Our current reports on Form 8-K filed with the SEC on March 31, 2009 and April 3, 2009;

(4)	All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the document referred to in (1) above;

(5)	The Description of Capital Stock contained in our Registration Statement on Form S-1/ A filed with the SEC on June 23, 2004; and

(6)	All documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering.
We will provide each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with the prospectus. We will provide this information upon written or oral request at no charge to the requester. The request for this information must be made to the following:
Investor Relations
Hythiam, Inc.
11150 Santa Monica Boulevard, Suite 1500
Los Angeles, California 90025
(310) 444-4300

Where you can find additional information
We make our annual reports on Form 10-K, our proxy statement, our quarterly reports on Form 10-Q, our current reports on Form 8-K, and any amendments to these reports available free of charge through links on our corporate website as soon as reasonably practicable after such reports are filed with, or furnished to, the Securities and Exchange Commission (SEC). Our corporate website is located on the Internet at http://www.hythiam.com. Only those reports specifically described above are incorporated by reference herein. The public may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, DC 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Additionally, the SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, which can be found at http://www.sec.gov.
Legal matters
Various legal matters with respect to the validity of the securities offered by this prospectus will be passed upon for us by Luce Forward Hamilton & Scripps LLP, Los Angeles, California. Luce Forward and its attorneys hold no shares of our common stock, but an attorney with the firm holds a warrant to purchase up to 25,000 shares of our common stock.
Experts
The financial statements and management’s report on the effectiveness of internal control over financial reporting incorporated by reference in this prospectus have been audited by BDO Seidman, LLP, an independent registered public accounting firm, to the extent and for the periods set forth in their reports incorporated herein by reference, and are incorporated herein in reliance upon such reports given upon the authority of said firm as experts in auditing and accounting.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14. Other Expenses of Issuance and Distribution
     The following table sets forth the various costs and expenses payable by the Registrant in connection with the sale of the securities being registered. All such costs and expenses shall be borne by the undersigned Registrant. Except for the SEC registration fee, all the amounts shown are estimates.

SEC registration fee	$1,116
Legal fees and expenses	25,000
Accounting fees and expenses	5,000
Printing and related expenses	10,000
Miscellaneous	8,326

Total	$50,000

Item 15. Indemnification of Officers and Directors
     Under Section 145 of the General Corporation Law of the State of Delaware, the Registrant has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act. The Certificate of Incorporation and the Bylaws of the Registrant provide that the Registrant will indemnify, to the fullest extent permitted by the Delaware General Corporation Law, each person who is or was a director, officer, employee or agent of the Registrant, or who serves or served any other enterprise or organization at the request of the Registrant. Pursuant to Delaware law, this includes elimination of liability for monetary damages for breach of the directors’ fiduciary duty of care to the Registrant and its stockholders. These provisions do not eliminate the directors’ duty of care and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to the Registrant, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for any transaction from which the director derived an improper personal benefit, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director’s responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.
     The Registrant has entered into agreements with its directors and executive officers that require the Registrant to indemnify these persons against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that the person is or was a director or officer of the Registrant or any of its affiliated enterprises, provided the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the Registrant’s best interests and, with respect to any criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful. The indemnification agreements will also establish procedures that will apply if a claim for indemnification arises under the agreements.
     The Registrant maintains a policy of directors’ and officers’ liability insurance that insures its directors and officers against the cost of defense, settlement or payment of a judgment under some circumstances.

Item 16. Exhibits

Exhibit No.	Description
3.1	Certificate of Incorporation of the Company, previously filed exhibit of same number to the Current Report on Form 8-K filed with the SEC on September 30, 2003, and incorporated by reference herein

3.2	Bylaws of the Company, previously filed exhibit of same number to the Current Report on Form 8-K filed with the SEC on September 30, 2003, and incorporated by reference herein

4.1	Specimen of Common Stock Certificate, previously filed exhibit of same number to the Annual Report of Form 10-K filed with the SEC on March 16, 2006, and incorporated by reference herein

4.2	Form of Indenture

5.1	Opinion of Luce Forward Hamilton & Scripps LLP

23.1	Consent of Luce Forward Hamilton & Scripps LLP (included in Exhibit 5.1)

23.2	Consent of Independent Registered Public Accounting Firm

24.1	Power of Attorney (included in signature page hereof)
Item 17. Undertakings
The undersigned registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
     (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
Provided, however, that:
The undertakings set forth in subparagraphs (i), (ii) and (iii) above do not apply and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) (§230.424(b) of this chapter) that is part of the registration statement.
(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
     (i) If the registrant is relying on Rule 430B:

          (A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
          (B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or
     (ii) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:
The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
     (i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
     (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
     (iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
     (iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6) If the securities to be registered are to be offered to existing security holders pursuant to warrants or rights and any securities not taken by security holders are to be reoffered to the public, the undersigned registrant hereby undertakes to supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer, the transactions by the underwriters during the subscription period, the amount of unsubscribed securities to be purchased by the underwriters, and the terms of any subsequent reoffering thereof. If any public offering by the underwriters is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.
(7) If the securities to be registered are to be offered at competitive bidding, the undersigned registrant hereby undertakes (1) to use its best efforts to distribute prior to the opening of bids, to prospective bidders, underwriters, and dealers, a reasonable number of copies of a prospectus which at that time meets the requirements of section 10(a) of the Act, and relating to the securities offered at competitive bidding, as contained in the registration statement, together with any supplements thereto, and (2) to file an amendment to the registration statement reflecting the results of bidding, the terms of the reoffering and related matters to the extent required by the applicable form, not later than the first use, authorized by the issuer after the opening of bids, of a prospectus relating to the securities offered at competitive bidding, unless no further public offering of such securities by the issuer and no reoffering of such securities by the purchasers is proposed to be made.
(8) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a–3 or Rule 14c–3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.
(9) If the registration statement will become effective upon filing with the Commission pursuant to Rule 462 (e) or (f) under the Securities Act, and:
(1) Any provision or arrangement exists whereby the registrant may indemnify a director, officer or controlling person of the registrant against liabilities arising under the Securities Act, or
(2) The underwriting agreement contains a provision whereby the registrant indemnifies the underwriter or controlling persons of the underwriter against such liabilities and a director, officer or controlling person of the registrant is such an underwriter or controlling person thereof or a member of any firm which is such an underwriter, and
(3) The benefits of such indemnification are not waived by such persons:
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
(10) The undersigned registrant hereby undertakes that:
(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.
(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(11) If the registrant intends to rely on section 305(b)(2) of the Trust Indenture Act of 1939 for determining the eligibility of the trustee under indentures for securities to be issued, offered, or sold on a delayed basis by or on behalf of the registrant, the undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under section 305(b)(2) of such Act.
SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on the 3rd day of April, 2009.

HYTHIAM, INC.
By:	/s/ Terren S. Peizer
Terren S. Peizer
Chief Executive Officer

POWER OF ATTORNEY
   KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Terren S. Peizer and Richard Anderson, or any one of them, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title(s)	Date

/s/ Terren S. Peizer Terren S. Peizer	Chairman of the Board of Directors and Chief Executive Officer (Principal Executive Officer)	April 3, 2009

/s/ Maurice Hebert Maurice Hebert	Chief Financial Officer (Principal Financial and Accounting Officer)	April 3, 2009

/s/ Richard A. Anderson Richard A. Anderson	Director, President and Chief Operating Officer	April 3, 2009

/s/ Christopher S. Hassan Christopher S. Hassan	Director and Chief Strategy Officer	April 3, 2009

/s/ Andrea Grubb Barthwell Andrea Grubb Barthwell	Director	April 3, 2009

/s/ Marc G. Cummins Marc G. Cummins	Director	April 3, 2009

/s/ Steven A, Kriegsman Steven A. Kriegsman	Director	April 3, 2009

/s/ Jay Wolf Jay Wolf	Director	April 3, 2009